Exhibit 10.1
EMPLOYMENT AGREEMENT
    This Employment Agreement (this “Agreement”) is entered into as of September 14, 2021, by and between Renee Barnett (the “Executive”) and IMVT Corporation (the “Company”).
RECITALS
    A.    The Company desires the association and services of the Executive and the Executive’s skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.
    B.    The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.
    C.    This Agreement supersedes any and all prior and contemporaneous oral or written employment agreements or arrangements between the Executive and the Company or any predecessor thereof.
AGREEMENT
In consideration of the foregoing, the parties agree as follows:
1.EMPLOYMENT BY THE COMPANY.
1.1Position; Duties. Subject to the terms and conditions of this Agreement, the Executive shall hold the position of Chief Financial Officer of the Company and of Immunovant, Inc (the “Parent”). In this position, the Executive will have the duties and authorities normally associated with a Chief Financial Officer of a company. The Executive will report to the Chief Executive Officer of the Company and Parent (the “CEO”). The Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under this Agreement.
1.2Location of Employment. Until the Company returns to the office in light of the COVID-19 pandemic, the Executive’s principal place of employment shall initially be from home, with an expectation that a meaningful amount of time will also be spent in the Company’s New York City office once re-opened. The Executive understands that the Executive’s duties also will require periodic business travel to locations other than those set forth above.
1.3Start Date. The Executive’s employment with the Company shall commence on or about October 4, 2021 (the “Start Date”).
1.4Exclusive Employment; Agreement Not to Compete. Except with the prior written consent of the CEO, the Executive will not, during the Executive’s employment with the Company, undertake or engage in any other employment, occupation or business enterprise that requires more than a de minimis amount of time or attention. It is understood and agreed that the

Executive and the CEO have discussed the Executive’s activities described on Exhibit A attached hereto and that the Executive may continue to engage in such activities during the term of this Agreement, so long as such activities are not adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any way in competition with the business of the Company. During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business, or prospects, financial or otherwise, or in any company, person, or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive in professionally managed funds over which the Executive does not have control or discretion in investment decisions, or, an investment of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of this Section.
2.COMPENSATION AND BENEFITS.
2.1Salary and Signing Bonus.
a)The Company shall pay the Executive a base salary at the annualized rate of $400,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be subject to periodic review and may be adjusted from time to time in the discretion of the board of directors of the Company (the “Board”).
b)The Executive will be eligible for a one-time signing bonus of five hundred thousand dollars ($500,000) and 59,500 RSUs to compensate foregone vesting and compensation at the executive’s prior employer (the “Signing Bonus”), payable as follows:
i.$250,000 in cash payable on the Start Date, less payroll deductions and all required withholdings (the “Initial Cash Bonus”). If the Executive resigns from employment with the Company without Good Reason or the Company terminates the Executive’s employment for Cause, in each case prior to the first anniversary of the Start Date, the Executive must repay the Initial Cash Bonus in full to the Company within thirty (30) days of the effective date of termination;
ii.$250,000 in cash payable on January 1, 2023, less payroll deductions and all required withholdings (the “Second Signing Cash Bonus”), which will be contingent on the Executive’s continued employment with the Company and Parent through such payment date; and
iii.Subject to the terms of the 2019 Equity Incentive Plan (the “Plan”) of the Parent and approval of the grant by the board of directors of the Parent (the “Parent Board”), the Executive will be granted restricted stock units for 59,500 shares of common shares of the Parent on the Start Date (the “RSU Bonus Grant”) pursuant to the Plan. The RSU Bonus Grant will fully vest on January 1, 2022 and settled in shares of the Parent’s common stock as soon as practicable thereafter and no later than 5 business days from such vesting date.

2.2 Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target bonus opportunity equal to forty percent (40%) of the Executive’s Base Salary, which could increase for outperformance of Company goals, based on the Parent Board (and/or a committee thereof) assessment of the Executive’s individual performance and overall Company performance. In order to earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the date on which the Annual Performance Bonus is paid, except as set forth in Section 5.3 herein. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of the Company’s fiscal year (March 31st), or by April 30th. The Annual Performance Bonus payable, if any, shall be prorated for the initial year of employment (on the basis of a three hundred sixty-five (365)-day year) and shall be prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year.
2.4 Equity Incentive Grant (Options). Subject to the terms of the Plan of Parent and approval of the grant by the board of directors of the Parent Board, the Executive will be granted an award of an option to purchase 333,000 common shares of the Parent (the “Option Award”). The Option Award will be granted on or about the Friday following the week in which the Executive’s employment commences (in the event such Friday is not a day on which Parent’s stock trades, the Option Award may be granted on the next trading day following such Friday), with an exercise price equal to the fair market value of Parent’s common shares on such date of grant, as set forth in the Plan. The Option Award will be governed by the Plan and other documents issued in connection with the grant and will incorporate the terms set forth in this Section 2.4 and Sections 5.2 and 5.3 below.
The Option Award will vest over a period of four years, with twenty-five percent (25%) of the Option Award vesting on the one-year anniversary of the Start Date and the balance of the Option Award vesting in a series of twelve (12) successive equal quarterly installments measured from the first anniversary of the Start Date, provided Executive is employed by the Company on each vesting date, except as set forth in Section 5.3 herein.
2.5 Equity Incentive Grant (RSUs). Subject to the terms of the Plan and approval of the grant by the Parent Board, the Executive will be granted restricted stock units for 143,000 shares of common shares of the Parent (the “RSU Grant”) pursuant to the Plan. The RSU Grant will be made on or about the Friday following the week in which the Executive’s employment commences (in the event such Friday is not a day on which Parent’s stock trades, the RSU Grant may be granted on the next trading day following such Friday) and will be subject to a 4-year vesting period, with 25% of the RSU Grant vesting on the one (1) year anniversary of the Start Date and the balance of the RSU Grant vesting in a series of twelve (12) successive equal quarterly installments thereafter, provided you are employed by Immunovant on each such vesting date, except as set forth in Section 5.3 herein. In all cases, the RSU Grant will be subject to the terms and conditions contained in the Plan and the applicable equity incentive agreement, which will incorporate the terms set forth in this Section 2.5 and Section 5.3 below) (the “RSU Equity Incentive Agreement”) between you and the Parent. In the event of a conflict between the terms of this offer letter and the terms of the RSU Equity Incentive Agreement, except in connection with the vesting schedule and acceleration rights set forth in Section 5.3, the terms of the RSU Equity Incentive Agreement shall prevail.
The Executive may be eligible to receive additional discretionary annual equity incentive grants in amounts and on terms and conditions determined by the Parent Board in its sole discretion.

2.6 Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy). The Company reserves the right in its sole discretion to modify, add or eliminate benefits at any time. All benefits shall be subject to the terms and conditions of the applicable plan documents, which may be amended or terminated at any time. The Executive shall be entitled to vacation each year, in addition to sick leave and observed holidays in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company.
2.7Expense Reimbursements. The Company will reimburse the Executive for all reasonable and documented business expenses that the Executive incurs in conducting the Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement policies.
3.AT-WILL EMPLOYMENT.
    The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice, subject to the payment obligations set forth in Sections 5.2 or 5.3.
4.PROPRIETARY INFORMATION OBLIGATIONS.
As a condition of employment, the Executive agrees to execute and abide by the Company’s Employee Non-Disclosure, Invention Assignment and Restrictive Covenant Agreement (“NDIA”).
5.TERMINATION OF EMPLOYMENT.
5.1Termination Generally. Upon termination of Executive’s employment for any reason, the Company shall pay the Executive any earned but unpaid Base Salary and unused vacation accrued (if applicable) through the date of termination, at the rates then in effect, less standard deductions and withholdings. The Company shall thereafter have no further obligations to the Executive, except as set forth in this Section 5 or otherwise as required by law.
5.2Termination Without Cause or Resignation for Good Reason. If (i) the Company terminates Executive’s employment without Cause or the Executive resigns for Good Reason, (ii) the Executive furnishes to the Company an executed waiver and release of claims in the form substantially similar to that attached hereto as Exhibit B, with any changes that the Company determines are necessary to comply with applicable law (the “Release”), which Release is non-revocable prior to the Release Date (as defined below), and (iii) the Executive allows the Release to become effective in accordance with its terms, then the Executive shall receive an aggregate amount equal to: (a) nine months of the Executive’s then current Base Salary; and (b) nine months of COBRA coverage, with such aggregate amount payable in equal installments over the nine month period following the date of the Executive’s termination in accordance with customary payroll practices, but no less frequently than monthly. Such payments shall commence within the next payroll cycle following the Release Date and will be subject to required withholding.
5.3Termination Without Cause Or Resignation For Good Reason Within Twelve Months Following Change In Control. If (i) the Company terminates the Executive’s employment without Cause or the Executive resigns for Good Reason within twelve (12) months following a Change in Control (as defined in the Plan), (ii) the Executive furnishes to the Company a Release, which Release is non-revocable prior to the Release Date , and (iii) the Executive allows the Release to become effective in accordance with its terms, then the Executive shall receive an aggregate amount equal to: (a) the sum of the Executive’s then-current Base Salary (without regard to any reduction that gave rise to Good Reason) and target Annual Performance Bonus (such Annual Performance Bonus to be calculated at forty percent (40%) of the then current Base Salary) for the year in which the termination takes place; and (b) twelve (12) months of COBRA coverage, with such aggregate amount payable in equal installments over the twelve (12) month period following the date of the Executive’s termination in accordance with customary payroll practices, but no less frequently than monthly; and (c) any and all time-vested equity awards shall immediately vest in full. Such payments shall commence within the next payroll cycle following the Release Date and will be subject to required withholding.
5.4Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
(a)“Cause” shall mean the occurrence of any of the following, the Executive’s: (i) arrest for, arraignment on, conviction of, or plea of no contest to, any felony or any crime involving moral turpitude or dishonesty; (ii) participation in a fraud against the Company; (iii) willful and material breach of the Executive’s duties and obligations under this Agreement or any other agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach; (iv) engagement in misconduct that causes or is reasonably likely to cause material damage to the Company’s property or reputation; (v) material failure to comply with the Company’s Code of Conduct or other material policies; or (vi) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services hereunder that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities (provided that Executive may rely on the advice of counsel).
(b) “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent: (i) a material reduction of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time, provided, however, that if such reduction occurs in connection with a Company-wide decrease in executive officer team compensation, such reduction shall not constitute Good Reason provided that it is a reduction of a proportionally like amount or percentage affecting the entire executive team not to exceed ten percent (10%); or (ii) material reduction in the Executive’s authority, duties or responsibilities, as compared to the

Executive’s authority, duties or responsibilities immediately prior to such reduction; provided, however, any resignation by the Executive shall only be deemed for Good Reason pursuant to this definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within ninety (90) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily resigns from employment with the Company within thirty (30) days following the end of the Cure Period.
5.5Effect of Termination. The Executive agrees that should the Executive’s employment terminate for any reason, the Executive shall be deemed to have resigned from any and all positions with the Company.
5.6    Section 409A Compliance.
(a)It is intended that any benefits under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), provided under Treasury Regulations Sections 1.409A1(b)(4), and 1.409A1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A2(b)(2)(iii)), the Executive’s right to receive any installment payments under this Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. In no event may Executive, directly or indirectly, designate the calendar year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any compensation under this Agreement constitutes deferred compensation subject to Code Section 409A but does not satisfy an exemption from, or the conditions of, Code Section 409A.
(b)Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed by the Company at the time of a separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under this Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six (6)-month period measured from the date of separation from service, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first (1st) business day following the expiration of such period, all payments deferred pursuant to this paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred.
(c)With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
6. ARBITRATION.
Except as otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to this Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of this Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Employee Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. There shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be New York, NY. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDIA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. The arbitrator shall: (a) have authority to compel discovery which shall be narrowly tailored to efficiently resolve the disputed issues in the proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company shall pay all administrative fees of JAMS in excess of four hundred thirty-five dollars ($435) (a typical filing fee in court) but the Company and the Executive shall split any arbitrator’s fees and expenses. Each party shall bear its or his/her own costs and expenses (including attorney’s fees) in any such arbitration; provided that the arbitrator shall have the power to award costs and attorney’s fees in the arbitrator’s discretion to the prevailing party (the party receiving substantially the relief sought) upon an application by the prevailing party. In the event any portion of this arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of this arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as otherwise required by applicable law.
7.GENERAL PROVISIONS.
7.1Representations and Warranties.
(a)The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that the Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity. The Executive represents and warrants that the Executive is not subject to any confidentiality or non-competition agreement or any other similar type of restriction that could restrict in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties with the Company.
(b)The Company and its affiliates do not wish to incorporate any unlicensed or unauthorized material, or otherwise use such material in any way in connection with, its and their respective products and services. Therefore, the Executive hereby represents, warrants and covenants that the Executive has not and will not disclose to the Company or its affiliates, use in their business, or cause them to use, any information or material which is a trade secret, or confidential or proprietary information, of a third party, including, but not limited to, any former employer, competitor or client, unless the Company or its affiliates have a right to receive and use such information or material.
(c)The Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that this Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of auditor independence.
7.2Advertising Waiver. The Executive agrees to permit the Company, and persons or other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning business of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.
7.3Miscellaneous.
(a)This Agreement, along with the NDIA, the Indemnification Agreement and any applicable equity awards that have been granted, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.
(b)This Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer of the Company or a member of the Board.
(c)This Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to the Executive’s and the Company’s heirs, successors and assigns, as applicable, except that the duties and responsibilities of the Executive are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any merger, consolidation, or transfer or other disposition of all or substantially all of its assets, and such rights and obligations shall inure to, and be binding upon, any successor to the Company or any successor to all or substantially all of the assets of the Company, which successor shall expressly assume such obligations.
(d)If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable.
(e)This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of New York as applied to contracts made and to be performed entirely within New York.
(f)Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. This Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

[SIGNATURE PAGE FOLLOWS]

In Witness Whereof, the parties have executed this Agreement as of the day and year first written above.
IMVT CORPORATION
By: /s/ Pete Salzmann
    Name: Pete Salzmann
    Title: Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Renee Barnett
Renee Barnett

Acknowledged and Agreed:

IMMUNOVANT, INC.

_/s/ Pete Salzmann
Name: Pete Salzmann
Title: Chief Executive Officer

EXHIBIT A:

PERMITTED ACTIVITIES
None

EXHIBIT B:

RELEASE FORM

Renee Barnett
[ADDRESS]
[CITY], [STATE] [ZIP]

    RE:    Separation Agreement and General Release

Dear Renee,
Your employment with IMVT Corporation will be terminated effective [DATE OF TERMINATION]. This Separation Agreement and General Release (this “Agreement”) sets forth the terms and conditions under which IMVT Corporation is offering you additional pay and benefits in exchange for you making and honoring certain commitments, including agreeing not to pursue legal action against the Company as described in Sections 7 and 8.
PLEASE NOTE: THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES TO YOU. YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOICE, AT YOUR EXPENSE, PRIOR TO EXECUTING IT.

1.Parties To This Agreement
This letter is a proposed agreement that IMVT Corporation is offering to you. In this document, references to Renee Barnett refer to “you” and IMVT CORPORATION is referred to as the “Company.” Together, you and the Company are referred to as the “Parties.”
2.What You Will Receive Regardless of Whether You Enter Into This Agreement
Whether or not you enter into this Agreement, you will receive the following:
a.Your regular base pay (less applicable withholding) through [SEPARATION DATE], provided you remain employed at the Company through that date. You will be receiving your regular pay in the same manner that you normally receive your regular pay, such as direct deposit, consistent with established bi-monthly pay cycles as long as you remain employed; and
b.If you are currently enrolled and participating in the Company's medical/dental/vision benefits, your coverage will extend until the end of [SEPARATION MONTH] (the month in which your separation takes place). Thereafter, you will be able to continue as a member of the Company's Group Health Plans at your expense in accordance with the terms of those plans, as well as COBRA, for the legally required benefit continuation period. You will be receiving a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits; and
c.Accrued vested benefits under any applicable retirement plans offered by the Company. You will receive information directly from Fidelity and you may direct questions to them at 1-800-603-4015; and
d.Reimbursement for all approved business-related expenses incurred up to your last day of employment consistent with established travel and expense policies; and
e.As long as you direct reference inquiries from potential employers to [Contact Name], IMVT Corporation, [320 West 37th Street, New York, NY 10018], unless otherwise authorized in writing, the Company will limit information it discloses in response to reference requests to: (1) your dates of employment; and (2) your last position held. Of course, the Company reserves the right to respond truthfully to any compulsory process of law (such as a subpoena) or as otherwise required by law.
3.What You Will Receive Only If You Enter Into This Agreement.
As long as you timely sign, date and return this Agreement (BUT IN NO CASE LATER THAN [LAST DATE TO ACCEPT]), and you comply with the Agreement's requirements, then in addition to those payments and benefits described in Section 2 above:
•You will receive salary continuation benefit payments at your regular Base Salary though [SEVERANCE END DATE] subject to applicable withholdings, unless you choose to resign before [SEPARATION DATE];
•If you are currently enrolled and participating in the Company's medical/dental/vision benefits, your coverage will extend until the end of the [SEVERANCE END DATE]. Thereafter, you will be able to continue as a member of the Company's Group Health Plans at your expense in accordance with the terms of those plans[, as well as COBRA, for the legally required benefit continuation period]. You will be receiving a separate letter explaining your rights and responsibilities with regard to electing your COBRA benefits. You will receive COBRA benefit payments through [SEVERANCE END DATE];

•Forgiveness of any obligation to repay the Initial Cash Bonus in accordance with your signed [•], 2021 Employment Agreement with the Company (“Employment Agreement”) (a copy of which is attached); and

•Change in Control payments/benefits, if applicable, in accordance with the Employment Agreement.
Within thirty (30) days after you return the signed and dated Agreement, you will begin receiving the salary continuation benefit, provided you did not resign prior to your anticipated Separation Date.
4.W-2s.
The Company will issue an IRS Form W-2 to you in connection with payments described in Section 3.
5.How To Enter Into This Agreement.
In order to enter into this Agreement, you must take the following steps:
a.You must sign and date the Agreement. Signing and dating the Agreement is how you “Execute” the Agreement.
b.You must return the Executed Agreement to me before [LAST DATE TO ACCEPT], (unless such period is extended in writing by the Company). If I do not receive the signed and dated Agreement by that date, the offer will be deemed withdrawn, this Agreement will not take effect and you will not receive the pay and benefits described in Section 3.
c.You must comply with the terms and conditions of this Agreement.

6.Your Acknowledgments.
By entering into this Agreement, you are agreeing:

•The pay and benefits in Section 3 are more than any money or benefits that you are otherwise promised or entitled to receive under any policy, plan, handbook or practice of the Company or any prior offer letter, agreement or understanding between the Company and you.

•After your employment ends, except as provided for in this Agreement (and without impacting any accrued vested benefits under any applicable tax-qualified retirement or other benefit plans of the Company or applicable equity compensation plans), you will no longer participate or accrue service credit of any kind in any employee benefits plan of the Company or any of its affiliates; provided that the Indemnification Agreement that you signed at the inception of your employment survives as set forth therein.

•Your obligations under the Employment Agreement and the Employee Non-Disclosure, Inventions Assignment and Restrictive Covenant Agreement (“NDIA”) executed between you and the Company on [•], 2021 (also attached), shall remain in full force and effect and you acknowledge and re-affirm those obligations. Those provisions in the Employment Agreement that are intended to survive the termination of your employment shall survive (i.e., arbitration, 409A).

•As long as the Company satisfies its obligation under the Agreement, it will not owe you anything except for the items set forth in Section 2, which you will receive regardless of whether you Execute this Agreement.

•During your employment with the Company, you did not violate any federal, state, or local law, statute, or regulation while acting within the scope of your employment with the Company (collectively, “Violations”).

•You are not aware of any Violation(s) committed by a Company employee, vendor, or customer acting within the scope of his/her/its employment or business with the Company that have not been previously reported to the Company; or (ii) to the extent you are aware of any such unreported Violation(s), you will, prior to your execution of this Agreement, immediately report such Violation(s) to the Company.

7.YOU ARE RELEASING AND WAIVING CLAIMS
While it is very important that you read this entire Agreement carefully, it is especially important that you read this Section carefully, because it lists important rights you are giving up if you decide to enter into this Agreement.

What Are You Giving Up? It is the Company's position that you have no legitimate basis for bringing a legal action against it. You may agree or believe otherwise or simply not know. However, if you Execute this Agreement, you will, except for certain exceptions described in Section 11, give up your ability to bring a legal action against the Company and others, including, but not limited to its affiliates. More specifically, by Executing this Agreement, you will give up any right you may have to bring various types of “Claims,” which means possible lawsuits, claims, demands and causes of action of any kind (based on any legal or equitable theory, whether contractual, common-law, statutory, federal, state, local or otherwise), whether known or unknown, by reason of any act or omission up to and including the date on which you Execute this Agreement. You are also giving up potential Claims arising under any contract or implied contract, including but not limited to your Employment Offer and Terms letter or any handbook, tort law or public policy having any bearing on your employment or the termination of your employment, such as Claims for wrongful discharge, discrimination, hostile work environment, breach of contract, tortious interference, harassment, bullying, infliction of emotional distress, defamation, back pay, vacation pay, sick pay, wage, commission or bonus payment, equity grants, stock options, restricted stock option payments, payments under any bonus or incentive plan, attorneys' fees, costs and future wage loss. This Agreement includes a release of your right to assert a Claim of discrimination on the basis of age, sex, race, religion, national origin, marital status, sexual orientation, gender identity, gender expression, ancestry, parental status, handicap, disability, military status, veteran status, harassment, retaliation or attainment of benefit plan rights. However, as described in Section 11, this Agreement does not and cannot prevent you from asserting your right to bring a claim against the Company and Releasees, as defined below, before the Equal Employment Opportunity Commission or other agencies enforcing nondiscrimination laws or the National Labor Relations Board.
Whose Possible Claims Are You Giving Up? You are waiving Claims that you may otherwise be able to bring. You are not only agreeing that you will not personally bring these Claims in the future, but that no one else will bring them in your place, such as your heirs and executors, and your dependents, legal representatives and assigns. Together, you and these groups of individuals are referred to in the Agreement as “Releasors.”
Who Are You Releasing From Possible Claims? You are not only waiving Claims that you and the Releasors may otherwise be able to bring against the Company, but also Claims that could be brought against “Releasees,” which means the Company and all of their past, present and future:
•shareholders
•officers, directors, employees, attorneys and agents
•subsidiaries, divisions and affiliated and related entities
•employee benefit and pension plans or funds
•successors and assigns
•trustees, fiduciaries and administrators

Possible Claims You May Not Know. It is possible that you may have a Claim that you do not know exists. By entering into this Agreement, you are giving up all Claims that you ever had including Claims arising out of your employment or the termination of your employment. Even if Claims exist that you do not know about, you are giving them up.
What Types of Claims Are You Giving Up? In exchange for the pay and benefits in Section 3, you (on behalf of yourself and the Releasors) forever release and discharge the Company and all of the Releasees from any and all Claims including Claims arising under the following laws (including amendments to these laws):
Federal Laws, such as:
•Title VII of the Civil Rights of 1964;
•Sections 1981 through 1988 of Title 42 of the United States Code;
•The Civil Rights Act of 1991;
•The Equal Pay Act;
•The Americans with Disabilities Act;

•The Rehabilitation Act;
•The Employee Retirement Income Security Act;
•The Worker Adjustment and Retraining Notification Act;
•The National Labor Relations Act;
•The Fair Credit Reporting Act;
•The Occupational Safety and Health Act;
•The Uniformed Services Employment and Reemployment Act;
•The Employee Polygraph Protection Act;
•The Immigration Reform Control Act;
•The Family and Medical Leave Act;
•The Genetic Information Nondiscrimination Act;
•The Federal False Claims Act;
•The Patient Protection and Affordable Care Act;
•The Consolidated Omnibus Budget Reconciliation Act; and
•The Lilly Ledbetter Fair Pay Act.

State and Municipal Laws, such as:

•The New York State Human Rights Law; the New York State Executive Law; the New York State Civil Rights Law; the New York State Whistleblower Law; the New York State Legal Recreational Activities Law; the retaliation provisions of the New York State Workers' Compensation Law; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State False Claims Act; New York State Wage and Hour Laws; the New York State Equal Pay Law; the New York State Rights of Persons with Disabilities Law; the New York State Nondiscrimination Against Genetic Disorders Law; the New York State Smokers' Rights Law; the New York AIDS Testing Confidentiality Act; the New York Genetic Testing Confidentiality Law; the New York Discrimination by Employment Agencies Law; the New York Bone Marrow Leave Law; the New York Adoptive Parents Child Care Leave Law; the New York City Human Rights Law; the New York City Administrative Code; the New York City Paid Sick Leave Law; and the New York City Charter; and

•[IF EMPLOYEE WAS EVER EMPLOYED IN NJ] The New Jersey Law Against Discrimination; the New Jersey Discrimination in Wages Law; the New Jersey Security and Financial Empowerment Act; the New Jersey Temporary Disability Benefits and Family Leave Insurance Law; the New Jersey Domestic Partnership Act; the New Jersey Conscientious Employee Protection Act; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the New Jersey Equal Pay Law; the New Jersey Occupational Safety and Health Law; the New Jersey False Claims Act; the New Jersey Smokers' Rights Law; the New Jersey Genetic Privacy Act; the New Jersey Fair Credit Reporting Act; the New Jersey Emergency Responder Leave Law; the New Jersey Millville Dallas Airmotive Plant Job Loss Notification Act (a/k/a the New Jersey WARN Act); and the retaliation provisions of the New Jersey Workers' Compensation Law; and

•[IF EMPLOYEE WAS EVER EMPLOYED IN CA] The California Fair Employment and Housing Act, as amended; the California Constitution, as amended; the California Labor Code, as amended; and all rights under Section 1542 of the California Civil Code, which states, "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR." You acknowledge that you may later discover claims or facts in addition to or different from those which you now know or believe to exist with regards to the subject matter of this Agreement, and which, if known or suspected at the time of executing this Agreement, may have materially affected its terms. Nevertheless, you waive any and all Claims that might arise as a result of such different or additional claims or facts; and

•[IF EMPLOYEE WAS EVER EMPLOYED IN NC] The North Carolina Employment Practices Act; the Retaliatory Employment Discrimination Act; the Persons with Disabilities Protection, Discrimination Against Persons with Sickle Cell Trait; Discrimination Based Upon Genetic Testing and Information; Discrimination Based Upon Use of Lawful Products; Discrimination Based Upon AIDS or HIV Status; Hazardous Chemicals Right to Know Act; Jury Service Discrimination; Military Service Discrimination; and all of their respective implementing regulations; and

•[IF EMPLOYEE WAS EVER EMPLOYED IN MA] The Massachusetts Fair Employment Practices Law; the Massachusetts Civil Rights Act; the Massachusetts Equal Rights Act; the Minimum Fair Wage Act; the Massachusetts Plant Closing Law; the Massachusetts Equal Pay Act; the Massachusetts Parental Leave Act; the Massachusetts Sexual Harassment Statute; and all of their respective implementing regulations. By signing this letter agreement, you are acknowledging that this waiver includes any future claims against the Company under Mass. Gen. Laws ch. 149, § 148 - the Massachusetts Wage Act. These claims include, but are not limited to, failure to pay earned wages, failure to pay overtime, failure to pay earned commissions, failure to timely pay wages, failure to pay accrued vacation or holiday pay, failure to furnish appropriate pay stubs, claims for improper wage deductions, and claims for failing to provide proper check-cashing facilities.

You Are Giving Up Potential Remedies and Relief. You are waiving any relief that may be available to you (such as money damages, equity grants, benefits, attorneys' fees, and equitable relief such as reinstatement) under any of the waived Claims, except as provided in Section 11.
This Release Is Extremely Broad. This release is meant to be as broad as legally permissible and applies to both employment-related and non-employment-related Claims up to the time that you execute this Agreement. This release includes a waiver of jury trials and non-jury trials. This Agreement does not release or waive Claims or rights that, as a matter of law, cannot be waived, which include, but are not necessarily limited to, the exceptions to your release of claims or covenant not to sue referenced in Section 11.
8.YOU ARE AGREEING NOT TO SUE

Except as provided in Section 11, you agree not to sue or otherwise bring any legal action against the Company or any of the Releasees ever for any Claim released in Section 6 arising before you Execute this Agreement. You are not only waiving any right you may have to proceed individually, but also as a member of a class or collective action. You waive any and all rights you may have had to receive notice of any class or collective action against Releases for claims arising before you Execute this Agreement. In the event that you receive notice of a class or collective action against Releasees for claims arising before you Execute this Agreement, you must “opt out” of and may not “opt in” to such action. You are also giving up any right you may have to recover any relief, including money damages, from the Releasees as a member of a class or collective action.
9.Representations Under The FMLA (leave law) And FLSA (wage and hour law).

You represent that you are not aware of any facts that might justify a Claim by you against the Company for any violation of the Family and Medical Leave Act (“FMLA”). You also represent that you have received all wages for all work you performed and any commissions, bonuses, stock options, restricted stock option payments, overtime compensation and FMLA leave to which you may have been entitled, and that you are not aware of any facts constituting a violation by the Company or Releasees of any violation of the Fair Labor Standards Act or any other federal, state or municipal laws.
10.You Have Not Already Filed An Action.

You represent that you have not sued or otherwise filed any actions (or participated in any actions) of any kind against the Company or Releasees in any court or before any administrative or investigative body or agency. The Company is relying on this assurance in entering into this Agreement.
11.Exceptions To Your Release Of Claims And Covenant Not To Sue

In Sections 7 and 8, you are releasing Claims and agreeing not to sue, but there are exceptions to those commitments. Specifically, nothing in this Agreement prevents you from bringing a legal action or otherwise taking steps to:

•Enforce the terms of this Agreement; or
•Challenge the validity of this Agreement; or
•Make any disclosure of information required by law; or
•Provide information to, testify before or otherwise assist in any investigation or proceeding brought by, any regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company; or
•Provide truthful testimony in any forum; or
•Cooperate fully and provide information as requested in any investigation by a governmental agency or commission; or
•File a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”); or
•File a lawsuit or other action to pursue Claims that arise after you Execute this Agreement; or
•Rights under the Indemnification Agreement and any similar rights under the Company or Parent’s organizational documents, applicable law and insurance coverage; or

•Vested rights to equity of the Parent.
For purposes of clarity, this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.

12.Your Continuing Obligations.

You acknowledge and re-affirm your continuing obligations pursuant to the Employment Agreement and the NDIA executed between you and the Company, including your confidentiality obligations under Section 2 of the NDIA and any restrictions under Sections 4 and 5 of the NDIA.

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge and understand that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by you (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

13.Return Of Property.

As of your Separation Date, you agree that you have returned to the Company all property belonging to the Company including, but not limited to, electronic devices, equipment, access cards, and paper and electronic documents obtained in the course of your employment.

14.Prior Disclosures.

You acknowledge that, prior to the termination of your employment with the Company, you disclosed to the Company, in accordance with applicable policies and procedures, any and all information relevant to any investigation of the Company’s business practices conducted by any governmental agency or to any existing, threatened or anticipated litigation involving the Company, whether administrative, civil or criminal in nature, and that you are otherwise unaware of any wrongdoing committed by any current or former employee of the Company that has not been disclosed. Nothing in this Agreement shall prohibit or restrict you or the Company from (1) making any disclosure of information required by law; (2) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by any federal or state regulatory or law enforcement agency or legislative body, any self-regulatory organization, or with respect to any internal investigation by the Company or its affiliates; or (3) testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any federal, state or municipal law relating to fraud, or any rule or regulation of any self-regulatory organization.

15.Non-Disparagement

The parties agree that neither will, through any medium including, but not limited to, the press, Internet or any other form of communication, disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other party (including the Releasees). Nothing in this Section 15 is intended to restrict or impede the parties participation in proceedings or investigations brought by or before the EEOC, NLRB, or other federal, state or local government agencies, or otherwise exercising protected rights to the extent that such rights cannot be waived by agreement, including Section 7 rights under the National Labor Relations Act. Notwithstanding the foregoing, the Company’s obligations in this Section 15 are limited to making a reasonable instruction to the Board and management not to disparage you and nothing in this Section 15 shall inhibit the Company’s ability to operate its business and discuss business matters as necessary.
16.The Company's Remedies For Breach.

If you materially breach any section of this Agreement, including without limitation, Section 7, 8, or 15 or otherwise seek to bring a Claim given up under this Agreement, the Company will be entitled to all relief legally available to it including equitable relief such as injunctions, and the Company will not be required to post a bond.
You further acknowledge that if you materially breach of any section of this Agreement, you will automatically forfeit your right to receive any of the benefits enumerated in Section 3 of this agreement.
You further acknowledge and understand that if the Company should discover any such Violation(s) as described in Section 6 after your execution of this Agreement and/or your separation from employment with the Company, it will be considered a material breach of this Agreement, and all of the Company’s obligations to you hereunder will become immediately null and void.
17.Governing Law.

This Agreement is governed by New York law, without regard to conflicts of laws principles.
18.Successors And Assigns.

This Agreement is binding on the Parties and their heirs, executors, successors and assigns.
19.Severability And Construction.

If a court with jurisdiction to consider this Agreement determines that any provision is illegal, void or unenforceable, that provision will be invalid. However, the rest of the Agreement will remain in full force and effect. A court with jurisdiction to consider this Agreement may modify invalid provisions if necessary to achieve the intent of the Parties.
20.No Admission.

By entering into this Agreement, neither you nor the Company admits wrongdoing of any kind.
21.Do Not Rely On Verbal Statements.

•This Agreement sets forth the complete understanding between the Parties.
•This Agreement may not be changed orally.

•This Agreement constitutes and contains the complete understanding of the Parties with regard to the end of your employment, and supersedes and replaces all prior oral and written agreements and promises between the Parties, except that, as set forth in Section 6, your restrictive covenant obligations remain in full force and effect, and, as set forth in Section 6, the equity agreements and Indemnification Agreement remain in full force and effect.

•Neither the Company nor any representative (nor any representative of any other company affiliated with the Company), has made any promises to you other than as written in this Agreement. All future promises and agreements must be in writing and signed by both Parties.

22.Your Opportunity To Review.

a.Review Period. You have twenty-one (21) calendar days from the day you receive this Agreement to consider the terms of this Agreement, sign it and return it to [Contact Name], IMVT Corporation, [320 West 37th Street, New York, NY 10018]. Your opportunity to accept the terms of this Agreement will expire at the conclusion of the twenty-one (21) calendar day period if you do not accept those terms before time expires. That means that your opportunity to accept the terms of this Agreement will expire on [LAST DATE TO ACCEPT]. You may sign the Agreement in fewer than twenty-one (21) calendar days, if you wish to do so. If you elect to do so, you acknowledge that you have done so voluntarily. Your signature below indicates that you are entering into this Agreement freely, knowingly and voluntarily, with full understanding of its terms.

b.Talk To A Lawyer. During the review period, and before executing this Agreement, the Company advises you to consult with an attorney, at your own expense, regarding the terms of this Agreement.

23.We Want To Make Absolutely Certain That You Understand This Agreement.

You acknowledge and agree that:
•You have carefully read this Agreement in its entirety;
•You have had an opportunity to consider the terms of this Agreement;
•You understand that the Company urges you to consult with an attorney of your choosing, at your expense, regarding this Agreement;
•You have the opportunity to discuss this Agreement with a lawyer of your choosing, and agree that you had a reasonable opportunity to do so, and he or she has answered to your satisfaction any questions you asked with regard to the meaning and significance of any of the provisions of this Agreement;
•You fully understand the significance of all of the terms and conditions of this Agreement; and

•You are Executing this Agreement voluntarily and of your own free will and agree to all the terms and conditions contained in this Agreement.

_____________________________ _______________________________
IMVT CORPORATION                    RENEE BARNETT

By:     ______________________

Dated: _______________________                Dated:     _______________________